AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of August 30, 2006

among

GEVITY HR, INC.,

as the Borrower,

THE SUBSIDIARIES OF THE BORROWER,

as the Guarantors,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

and

THE OTHER LENDERS PARTY HERETO

TABLE OF CONTENTS

i

ii

iii

SCHEDULES

2.01	Commitments and Applicable Percentages
6.13	Subsidiaries
6.19	Legal Name
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Revolving Note
C	Form of Compliance Certificate
D	Form of Joinder Agreement
E	Form of Assignment and Assumption

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AMENDED AND RESTATED

CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of August 30, 2006 among GEVITY HR, INC., a Florida corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer and amends and restates that certain Credit Agreement, dated as of March 26, 2004, as amended or modified from time to time prior to the date hereof, among the Borrower, the guarantors from time to time party thereto and Bank of America, N.A., as the lender.

The Borrower has requested that the Lenders provide $50,000,000 in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, all or any substantial portion of the Property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

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“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is FIFTY MILLION DOLLARS ($50,000,000).

“Agreement” means this Credit Agreement, as amended, modified, supplemented and extended from time to time.

“AIG” means the member insurance companies of American International Group, Inc. and its successors.

“Applicable Percentage” means with respect to any Lender at any time, with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means in the case of the Revolving Loans and the Letters of Credit, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Applicable Rate for Eurodollar Rate Loans	Letter of Credit Fee	Applicable Rate for Prime Rate Loans
I	Less than or equal to 0.5	0.20%	1.25%	1.25%	0.00%
II	Less than or equal to 1.5 but greater than 0.5	0.25%	1.50%	1.50%	0.00%
III	Greater than 1.5	0.30%	1.75%	1.75%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. Notwithstanding the foregoing the Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a) for the fiscal quarter ending September 30, 2006 shall be determined based on Pricing Level I.

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“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited balance sheet of the Borrower and its Subsidiaries as of December 31, 2005, and the related statements of income or operations, consolidated and consolidating shareholders’ equity and cash flows for the year ended December 31, 2005 for the Borrower and its Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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“Cash Collateralize” has the meaning specified in Section 2.02(f).

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 365 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000, (f) securities of, or other interests in, any open-end or closed-end management type investment company or investment fund advised by a registered investment advisor under rule 3c7 of the Investment Company Act of 1940, provided that any such company’s or fund’s investment guidelines state that the fund will seek to maintain a $1 per share net asset value, (g) bonds, debentures, notes or other evidences of Indebtedness issued in the auction rate market with a rate reset of less than 90 days, provided that such bonds, debentures, notes or other evidences of Indebtedness bear at least an A rating from S&P, Moody’s or Fitch and (h) preferred stock, the dividend on which is set every 90 days or less using a Dutch auction process, is subject to Federal income tax and is generally eligible for a dividends received deduction, provided that such preferred stock bears at least an A rating from S&P, Moody’s or Fitch.

“Change of Control” means the occurrence of any of the following events:

(i)

except as hereinafter provided, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, more than 20% of the outstanding Voting Stock of the Borrower, or

(ii)

during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of the Borrower together with any new members of such board of directors whose elections by such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors of the Borrower then in office.

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As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

“Closing Date” means the date hereof.

“CNA” means CNA Financial Corporation and its successors.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP.

“Consolidated Cash Taxes” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period and (c) the amount of depreciation and amortization expense for such period, all as determined in accordance with GAAP.

“Consolidated EBITDAR” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) Consolidated EBITDA for such period plus (ii) Consolidated Rental Expense for such period, all as determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) the sum of (i) Consolidated EBITDAR for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) less (ii) Consolidated Capital Expenditures for such period less (iii) Consolidated Cash Taxes for such period to (b) the Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Fixed Charges” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) Consolidated Interest Charges for such period plus (ii)  Consolidated Rental Expense for such period plus (iii) dividends and other distributions paid on the Capital Stock of the Borrower for such period, all as determined in accordance with GAAP.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with Indebtedness (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (ii) the portion of rent expense of the

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Borrower and its Subsidiaries with respect to such period under Capital Leases or other leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period determined in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Consolidated Rental Expense” means for any period for the Borrower and its Subsidiaries on a consolidated basis, rental expense under operating leases, as determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Revolving Loan and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Prime Rate plus two percent (2%) per annum to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by the Borrower or any Subsidiary (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (i) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business of the Borrower and its Subsidiaries, (ii) the sale, lease, license, transfer or other disposition of

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machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries, (iii) any sale, lease, license, transfer or other disposition of Property by the Borrower or any Subsidiary to any Loan Party, (iv) any Involuntary Disposition by the Borrower or any Subsidiary and (v) any Disposition by the Borrower or any Subsidiary constituting a Permitted Investment.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingent payments pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligation shall be deemed to be the aggregate liability in respect thereof as recorded on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (and in the case of an assignment of a Revolving Commitment, the L/C Issuer), and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, approvals, licenses or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by the Borrower or any Subsidiary to any Person of shares of its Capital Stock, other than (a) any issuance of shares of its Capital Stock pursuant to the exercise of options or warrants, (b) any issuance of options or warrants relating to its Capital Stock and (c) the issuance of Capital Stock of the Borrower as consideration for a Permitted Acquisition. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means the fluctuating rate of interest (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Telerate Page 3750 (or any successor page) as the one month London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day, as adjusted from time to time in the Lender’s sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; if for any reason such rate is not available, the term “Eurodollar Rate” shall mean the fluctuating rate of interest (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBO Page as the one month London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day, as adjusted from time to time in the Lender’s sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. The Eurodollar Rate shall be adjusted every date of change in such rate.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary.

“Fee Letter” means the letter agreement, dated the Closing Date between the Borrower and Bank of America.

“Fitch” means Fitch, Inc. and any successor thereto.

“Foreign Lender” has the meaning specified in Section 3.01(e).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

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                              (a)              all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all purchase money Indebtedness;

(c)           all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; provided, however, the amount of the obligations under any letter of credit that would otherwise be considered as Funded Indebtedness hereunder shall be reduced by the amount of cash that secures such letter of credit, to the extent such security is permitted hereunder;

(c)            all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including without limitation any Earn Out Obligations;

(d)           the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)	the Attributed Indebtedness with respect to capital leases and Synthetic Leases;

(f)	the Attributed Indebtedness with respect to Securitization Transactions;

(g)            all (i) preferred stock or (ii) other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date;

(i)             all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (h) above of any other Person;

(j)             all Indebtedness of the types specified in clauses (a) through (i) above of any other Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by the Borrower or such Subsidiary, whether or not the obligations secured thereby have been assumed;

(h)           all Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or such Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

For purposes hereof, (x) the amount of any obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder, and (y) the amount of any Guarantee shall be the amount of the Indebtedness subject to such Guarantee.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified

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Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, without duplication (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Lenders pursuant to Article IV hereof.

“Guarantors” means each Person identified as a “Guarantor” on the signature pages hereto and each other Person that becomes a Guarantor after the Closing Date, together with their successors and permitted assigns.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.02(c).

“Indebtedness” means, as to the Borrower or any Subsidiary at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all Funded Indebtedness

(b)	all obligations under any Swap Contract;

(c)           all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person;

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(d)           all Indebtedness of the types specified in clauses (a) through (c) above of any other Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by the Borrower or such Subsidiary, whether or not the obligations secured thereby have been assumed;

(e)           all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or such Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

For purposes hereof (y) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date, and (z) the amount of any Guarantee shall be the amount of the Indebtedness subject to such Guarantee.

“Indemnitees” has the meaning set forth in Section 11.04(b).

“Information” has the meaning specified in Section 11.14.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Borrower or any Subsidiary.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning specified in Section 2.02(h).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed

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duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their permitted successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued under this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.02(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of the (a) the Aggregate Revolving Commitments and (b) $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

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“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means this Agreement, each Revolving Note, each Issuer Document, each Joinder Agreement, each Request for Credit Extension, each Compliance Certificate, the Fee Letter and each other document, instrument or agreement from time to time executed by any Loan Party and delivered in connection with this Agreement.

“Loan Notice” means a notice of a borrowing of Revolving Loans that, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), financial condition or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means August 30, 2011.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Equity Issuance net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, brokerage fees, underwriting discounts, sales commissions and other transaction expenses) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Equity Issuance.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Revolving Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture,

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trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” means Investments consisting of an Acquisition by any Loan Party, provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date as required by Section 8.07, (ii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iii) with respect to any single Acquisition for which the cash and non-cash consideration (including without limitation, any Indebtedness issued to finance any such Acquisition, any Capital Stock issued to finance any such Acquisition and any assumption of liabilities) exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with Section 8.11(b) as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), (iv) the representations and warranties made by the Loan Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, and (v) the aggregate cash and non-cash consideration (including Indebtedness assumed and the maximum amount of deferred purchase price obligations (including, without limitation, Earn Out Obligations)) paid by the Borrower and the Loan Parties for all Acquisitions occurring from and after the Closing Date shall not exceed $50 million unless the Required Lenders otherwise approve.

“Permitted Investments” means, at any time, Investments by the Borrower and its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Liens” means, at any time, Liens in respect of Property of the Borrower and its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Prime Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Loan” means a Loan that bears interest based on the Prime Rate.

“Pro Forma Basis” means, for purposes of calculating the Consolidated Leverage Ratio (including for purposes of determining the Applicable Rate), that any Acquisition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (ii) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent.

“Pro Forma Compliance Certificate” means a certificate of the Borrower executed by a Responsible Officer of the Borrower containing a reasonably detailed calculation of the Consolidated Leverage Ratio as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a borrowing of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 66 2/3% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or

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(b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, senior vice president, vice president of finance or general counsel of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loans” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.09.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any person whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after

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giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on the balance sheet under GAAP.

“Taxes” has the meaning set forth in Section 3.01(a).

“Threshold Amount” means $1,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

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“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.02(c)(i).

“Unrestricted Liquidity” means cash and Cash Equivalents of the Borrower and its Subsidiaries that are not encumbered by a lien or classified as restricted, without duplication, under GAAP or any Contractual Obligation of the Borrower or any Subsidiary.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by the Borrower.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)               The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)                 The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)                Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)	The term “including” is by way of example and not limitation.

(iv)              The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

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(c)                In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)               Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms; Financial Covenant Calculations.

(a)           Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b)         The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(a). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04	Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

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1.07	Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans.

(a)           Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the period from the Closing Date to but not including the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.

(b)          Borrowing Procedures. Each borrowing of Revolving Loans shall be made upon the Borrower’s Loan Notice to the Administrative Agent. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. on the requested date of borrowing. Each borrowing shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)           Increase. The Borrower may at any time, upon prior written notice by the Borrower to the Administrative Agent, make a request for an increase in the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit) of up to TWENTY-FIVE MILLION DOLLARS ($25,000,000) with additional Commitments from any existing Lender or new Commitments from any other Person selected by the Borrower and approved by the Administrative Agent; provided that:

(i)                 any such increase shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof;

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(ii)                no Default or Event of Default shall exist and be continuing at the time of any such increase;

(iii)              no existing Lender shall be under any obligation to increase its Commitment and such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv)              (A) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (B) any existing Lender electing to increase its Commitment shall execute a commitment agreement satisfactory to the Administrative Agent; and

(v)                 as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.01(c), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (2) no Default or Event of Default exists.

The Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.

2.02	Letters of Credit.

(a)	The Letter of Credit Commitment.

(i)             Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Closing Date to but not including the Maturity Date to issue Letters of Credit in Dollars for the account of the Borrower or any Subsidiary, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and

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subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)	The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)               the expiry date of such Letter of Credit would occur (x) after the date five (5) days prior to the Maturity Date or (y) subject to Section 2.02(b)(ii), more than twelve months after the date of issuance or last renewal;

(C)               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000;

(D)               such Letter of Credit is to be denominated in a currency other than Dollars;

(E)               such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)                the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(G)               a default of any Lender’s obligations to fund under Section 2.02(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iii)              The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)              The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Letters of Credit and the Letter of Credit Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in

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Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)	Procedures for Issuance and Amendment of Letters of Credit.

(i)                 Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least ten Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.

(ii)                Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursements; Funding of Participations.

(i)               Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such

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drawing. In the event the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a borrowing of Prime Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Revolving Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                Each Lender shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Lender that so makes funds available shall be deemed to have made a Prime Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)              With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Prime Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate until reimbursed by the Borrower. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.02.

(iv)              Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)             Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.02(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi)              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)	Repayment of Participations.

(i)              At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)             If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Prime Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                 any lack of validity or enforceability of such Letter of Credit, this Agreement, any other Loan Document or any other agreement or instrument relating thereto;

(ii)                the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)              any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement

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therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)              Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.02(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s bad faith, willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

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(g)              Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if as of the Maturity Date, any L/C Obligation for any reason remains outstanding and partially or wholly undrawn, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. For purposes of this Section 2.02, Section 2.03 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the then outstanding amount of all L/C Obligations pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)             Applicability of ISP98. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (the “ISP”) shall apply to each Letter of Credit.

(i)              Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, on a quarterly basis a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate per annum times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) for the duration of such Letter of Credit. Such Letter of Credit fee shall be payable in arrears on the last Business Day of each calendar quarter. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)             Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Commencing at such time as there is a Lender in addition to Bank of America, the Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l)             Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.02(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a

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Subsidiary of the Borrower, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

2.03	Prepayments.

(a)            Voluntary Prepayments of Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. on the date of any such prepayment; and (ii) any such payment shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)	Mandatory Prepayments of Loans.

If for any reason the sum of the outstanding principal amount of Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess. All amounts required to be paid pursuant to this Section 2.03 shall be applied to Revolving Loans and (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations.

2.04	Termination or Reduction of Commitments.

The Borrower may, upon notice from the Borrower to the Administrative Agent, terminate the Aggregate Revolving Commitments or permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans plus the outstanding amount of L/C Obligations; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $100,000 or any whole multiple of $50,000 in excess thereof and (c) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All commitment fees accrued as provided in Section 2.07 until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.05	Repayment of Loans.

The Borrower shall repay to the Lenders the aggregate outstanding principal amount of all Revolving Loans on the Maturity Date.

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2.06	Interest.

(a)            Subject to the provisions of subsections (b) and (c) below, each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate plus the Applicable Rate.

(b)           If the Administrative Agent determines that at any time (i) any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or (ii) for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or that the Eurodollar Rate does not adequately and fairly reflect the cost to any Lender of funding such Revolving Loan, then, in each case, upon notice thereof by the Administrative Agent to the Borrower, each Revolving Loan shall bear interest on the outstanding principal amount thereof from the date of such notice, in the case of outstanding Revolving Loans, and from the applicable borrowing date, in the case of Revolving Loans advanced after the date of such notice, at a rate per annum equal to the Prime Rate plus the Applicable Rate.

(c)            Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d)          Interest on each Revolving Loan shall be due and payable in arrears on the last Business Day of each calendar month and on the Maturity Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07	Commitment Fee.

In addition to certain fees described in subsections (i) and (k) of Section 2.02:

(a)           Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceeds the sum of (y) the outstanding principal amount of Revolving Loans and (z) the outstanding amount of L/C Obligations. The commitment fee shall accrue at all times during the period from the Closing Date to the Maturity Date, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears.

(b)            Fee Letter. The Borrower shall pay to Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.08	Computation of Interest and Fees.

All computations of interest determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Revolving Loan for the day on which the Revolving Loan is made, and shall not accrue on a

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Revolving Loan, or any portion thereof, for the day on which the Revolving Loan or such portion is paid, provided that any Revolving Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.

2.09	Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Revolving Loans in addition to such accounts or records. Each promissory note shall be in the form of Exhibit B (a “Revolving Note”). Each Lender may attach schedules to the Revolving Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.10	Payments Generally; Administrative Agent’s Clawback.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of each Lender to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)          The Borrower hereby irrevocably authorizes the Administrative Agent to debit account number ********6406 maintained with the Administrative Agent for all payments due hereunder on the date due.

(c)         (i)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section

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2.01 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Prime Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the Prime Rate plus the Applicable Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Prime Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(e)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)           The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

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(g)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                  if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)            Subject to Section 3.01(e), any and all payments by any Loan Party to or for the account of the Administrative Agent, the L/C Issuer or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by the overall net income of the Administrative Agent, the L/C Issuer or any Lender, and franchise or similar taxes imposed on the Administrative Agent, the L/C Issuer or any Lender (in lieu of, or in addition to, net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent, the L/C Issuer or any Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as

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“Taxes”). If any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the of the Administrative Agent, the L/C Issuer or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty days after the date of such payment, such Loan Party shall furnish to the of the Administrative Agent, the L/C Issuer or any Lender, as the case may be, the original or a certified copy of a receipt evidencing payment thereof or, if no such receipt is available, other evidence of payment reasonably satisfactory to such Person.

(b)            In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)            The Borrower agrees to indemnify the Administrative Agent, each Lender and the L/C Issuer for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within thirty days after the date the Administrative, the L/C Issuer or any Lender makes a demand therefor.

(d)            Each Lender and any assignee thereof (other than a Foreign Lender) shall deliver to the Borrower, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), IRS Form W-9 claiming an exemption from back-up withholding tax.

(e)         ( i)              Any assignee of any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) shall deliver to the Borrower, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction to zero of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower that such Foreign Lender is entitled to an exemption from, or reduction to zero of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower of any available exemption from, or reduction to zero of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed

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exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii)                The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (i) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Foreign Lender transmits with an IRS Form W-8IMY pursuant to this Section 3.01(e) or (ii) if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 3.01(e); provided that if such Foreign Lender shall have satisfied the requirement of this Section 3.01(e) on the date such Foreign Lender became a Lender, nothing in this Section 3.01(e) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Foreign Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Foreign Lender is not subject to withholding or is subject to withholding at a reduced rate.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Increased Costs and Reduced Return; Capital Adequacy.

(a)           If any Lender or the L/C Issuer determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s or the L/C Issuer’s compliance therewith, there shall be any increase in the cost to such Lender or the L/C Issuer of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing Letters of Credit, or a reduction in the amount received or receivable by such Lender or the L/C Issuer in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender or the L/C Issuer is organized or has its lending office), then from time to time upon demand of such Lender or the L/C Issuer, the Borrower shall pay to such Lender or the L/C Issuer such additional amounts as will compensate such Lender or the L/C Issuer for such increased cost or reduction.

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(b)             If any Lender or the L/C Issuer determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its lending office) or the L/C Issuer therewith, has the effect of reducing the rate of return on the capital of such Lender or the L/C Issuer or any corporation controlling such Lender or the L/C Issuer as a consequence of such Lender’s or the L/C Issuer’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital), then from time to time upon demand of such Lender or L/C Issuer, the Borrower shall pay to such Lender or L/C Issuer such additional amounts as will compensate such Lender or L/C Issuer for such reduction.

3.04	Matters Applicable to all Requests for Compensation.

A certificate of the Administrative Agent, the L/C Issuer or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be prime facie evidence of such amount. In determining such amount, the Administrative Agent, the L/C Issuer or such Lender may use any reasonable averaging and attribution methods.

3.05	Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.06	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01	The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of

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the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02	Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)       at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)       any of the acts mentioned in any of the provisions of any of the Loan Documents or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, shall be done or omitted;

(c)        the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived, or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)       any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)       any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

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With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03	Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04	Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05	Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

4.06	Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the Commitments relating thereto shall have expired or been terminated.

4.07	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

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ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)          No Material Adverse Change. No material adverse change shall have occurred since December 31, 2005 in the business, assets, liabilities (actual or contingent), operations, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole.

(c)          Opinions of Counsel. Receipt by the Administrative Agent of originals or facsimiles (followed promptly by originals) of favorable opinions of general counsel of the Loan Parties and legal counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(d)         Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals) and in form and substance satisfactory to the Administrative Agent:

(i)                 copies of the Organization Documents of the Borrower and each Subsidiary certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization and certified by a secretary or assistant secretary of such Person to be true and correct as of the Closing Date;

(ii)                such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)              such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower and each Subsidiary is duly incorporated, validly existing, in good standing and qualified to engage in business in its state of incorporation.

(e)           Consents. All governmental, shareholder and third party consents and material approvals necessary in connection with this Agreement and the other Loan Documents shall have been obtained and shall be in force and effect.

(f)           Judgments; Litigation. There shall not exist (a) any order, decree, judgment, ruling or injunction which restrains the ability of the Loan Parties to enter into this Agreement and the other Loan Documents, and (b) any pending or, to the knowledge of the Loan Parties,

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threatened, action, suit, investigation or proceeding which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(g)            Financial Statements. The Administrative Agent shall have received such financial information regarding the Borrower and its Subsidiaries as the Administrative Agent shall request.

(h)           Fees. Receipt by the Administrative Agent and the Lenders of all fees in the amounts and at the times specified in the Fee Letter.

(i)            Attorney Costs. The Borrower shall have paid all reasonable fees and expenses of counsel to the Administrative Agent incurred in connection with the execution and delivery of this Agreement.

5.02	Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

 (a)           The representations and warranties of the Loan Parties contained in Article VI and the other Loan Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)	No Default shall exist or would result from such proposed Credit Extension.

(c)          There shall not have been commenced against the Borrower or any Subsidiary an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed.

(d)           The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

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6.01	Existence, Qualification and Power.

Each of the Borrower and its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) violate or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

6.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than those that have already been obtained and are in full force and effect.

6.04	Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

6.05	Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements fairly present the financial condition of the Borrower and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby.

(b)          The Audited Financial Statements were prepared in good faith based on the books and records of the Borrower and the Subsidiaries and in accordance with GAAP (except as may be indicated in the notes attached thereto).

(c)          From December 31, 2005 to and including the Closing Date, there has been no Disposition by the Borrower or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any

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of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the Audited Financial Statements or in the notes thereto and has not otherwise been disclosed in writing to the Administrative Agent on or prior to the Closing Date.

(d)           The financial statements delivered pursuant to Section 7.01 have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01), and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.

(e)           Since December 31, 2005, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.06	Litigation.

There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07	No Default.

 (a)          Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

                 (b)          No default has occurred and is continuing.

6.08	Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09	Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)               Since the occupation thereof by the Borrower or its Subsidiaries, each of the Facilities and all operations of the Borrower and its Subsidiaries at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the operations by the Borrower or the Subsidiaries at the Facilities or the Businesses, and, to the knowledge of the Responsible Officers of the Loan Parties, there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

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(b)               To the knowledge of the Responsible Officers of the Loan Parties, none of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)               Neither the Borrower nor any Subsidiary has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)               Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)               No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(f)               There has been no release or, threat of release of Hazardous Materials by the Borrower or its Subsidiaries at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10	Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

6.11	Taxes.

The Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12	ERISA Compliance.

(a)          Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify

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under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b)           There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13	Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary of the Borrower.

6.14	Margin Regulations; Investment Company Act.

(a)          The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of carrying margin stock. Following the application of the proceeds of each borrowing of Revolving Loans or drawing under each Letter of Credit, not more than 25% of the value of the assets (of the Borrower only, or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of a Lender relating to Indebtedness will be margin stock; or

(b)          None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15	Disclosure.

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to

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projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16	Compliance with Laws.

Each of the Borrower and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17	Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Except as could not reasonably be expected to have a Material Adverse Effect, (i) no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and (ii) the use of any IP Rights by the Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on the rights of any Person.

6.18	Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary (excluding the employees of the clients of the Borrower or its Subsidiaries) as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.19	Legal Name.

Set forth on Schedule 6.19 is the legal name and jurisdiction of formation of each Loan Party as of the Closing Date.

6.20	Solvency.

The Loan Parties are Solvent on a consolidated basis.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Subsidiary to:

7.01	Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

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(a)          Annual Financial Statements. As soon as available, but in any event upon the earlier of the date that is ninety (90) days after the end of each fiscal year of the Borrower or the date such information is filed with the SEC, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, in each case setting forth in comparative form the consolidated and consolidating figures for the previous fiscal year, all in reasonable form and detail, audited by independent certified public accounts of recognized national standing acceptable to the Required Lenders and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP, and shall not be limited as to scope of the audit or qualified as to the status of the Borrower and its Subsidiaries as a “going concern”.

(b)         Quarterly Financial Statements. As soon as available, but in any event upon the earlier of the date that is ninety days after the end of each fiscal year of the Borrower or the date such information is filed with the SEC, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable form and detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02	Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)         concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)         at least 30 days prior to the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2006, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of the next fiscal year;

(c)         copies of any detailed audit reports, management letters or recommendations, in each case submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them (and promptly upon completion, any written response of the Borrower or any Subsidiary to any such audit report, management letter or recommendation);

(d)        promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto unless the securities covered thereby are held or distributed by the Borrower or any Subsidiary, other than any registration statement on Form S-3 to the extent that it relates to a secondary offering, and other than any registration statement on Form 8 or its equivalent) and

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reports on Form 10-K, 10-Q and 8-K (or their equivalents) which the Borrower or any of its Subsidiaries shall have filed with the Securities and Exchange Commission;

(e)        at least 30 days prior to the end of each fiscal year of the Borrower, annual projections of revenues and losses associated with the Borrower’s worker’s compensation programs for the next fiscal year, together with a comparison of the projections for the immediately preceding fiscal year to the actual results for the immediately preceding fiscal year; and

(f)        promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

7.03	Notices.

(a)           Promptly notify the Administrative Agent and each Lender after any Responsible Officer of any Loan Party obtains knowledge of the occurrence of any Default.

(b)          Promptly notify the Administrative Agent and each Lender after any Responsible Officer of any Loan Party obtains knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws.

(c)         Promptly notify the Administrative Agent and each Lender after any Responsible Officer of any Loan Party obtains knowledge of the occurrence of any ERISA Event.

(d)        Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary except to the extent required by GAAP.

Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of the Borrower signed by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04	Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless, the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower and its Subsidiaries and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

7.05	Preservation of Existence, Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05;

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(b)           Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05;

(c)          Take all reasonable actions to maintain all material rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and

(d)         Preserve or renew all of its material registered patents, trademarks, trade names and service marks.

7.06	Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07	Maintenance of Insurance.

Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower or any Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided that the Borrower or its Subsidiaries may maintain worker’s compensation insurance with Concorda Insurance Company Limited, a Wholly Owned Subsidiary of the Borrower.

7.08	Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09	Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP, as applicable, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower and its Subsidiaries.

7.10	Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the

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Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11	Use of Proceeds.

Use the proceeds of the Credit Extension solely for working capital, capital expenditures, Permitted Acquisitions and other lawful corporate purposes.

7.12	Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Domestic Subsidiary:

(a)         notify the Administrative Agent thereof in writing, together with jurisdiction of formation; and

(b)        cause such Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(d) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a) above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13	ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment outstanding hereunder, any Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)             Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

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(b)              Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)              statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are (i) unfiled and no other action has been taken to enforce the same or (ii) are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(d)             pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)          Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not in excess of the Threshold Amount (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than thirty consecutive days during which execution is not effectively stayed;

(h)          Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value on the date of acquisition, whichever is lower, of the Property being acquired and (iii) such Liens attach to such Property concurrently with or within ninety days after the acquisition thereof;

(i)          leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(j)          any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(k)        Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(l)        normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

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(m)       Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; and

(n)        Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses.

8.02	Investments.

Make any Investments, except:

(a)            Investments held by the Borrower or any Subsidiary in the form of cash or Cash Equivalents;

(b)	Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c)           Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d)	Permitted Acquisitions;

(e)	Guarantees permitted by Section 8.03; and

(f)           cash in restricted accounts to support the obligations of the Borrower and its Subsidiaries under their worker’s compensation agreements provided that such Investments have a minimum short-term rating from S&P of at least A-2 (or a comparable rating from either Moody’s or Fitch) and/or a minimum long-term rating from S&P of at least A (or a comparable rating from either Moody’s or Fitch) and a maturity date of not more than 5 years from the date of settlement or acquisition.

8.03	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)	Indebtedness under the Loan Documents;

(b)          Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof on terms and conditions not materially less favorable to the applicable debtor(s));

(c)	intercompany Indebtedness permitted under Section 8.02;

(d)          obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

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(e)            purchase money Indebtedness (including obligations in respect of capital leases) incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $7,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and

(f)           Guaranty Obligations of the Borrower and its Subsidiaries with respect to Indebtedness permitted under clauses (a) through (e) of this Section 8.03.

8.04	Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04, (a) any Loan Party may merge or consolidate with any other Loan Party provided that if the Borrower is a party thereto, the Borrower shall be the continuing or surviving corporation and (b) any Subsidiary of a Loan Party may merge or consolidate with any Loan Party, provided that the Loan Party shall be the continuing or surviving corporation.

8.05	Dispositions.

Make any Disposition unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents (payment to be contemporaneous with consummation of transaction) and shall be in an amount not less than the fair market value of the Property disposed of, (b) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (c) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (d) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed $1,000,000.

8.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)       each Subsidiary may make Restricted Payments (directly or indirectly) to any Loan Party;

(b)       the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person;

(c)       the Borrower may make cash dividend payments or other distributions to the holders of its Capital Stock; and

(d)      the Borrower may repurchase shares of its Capital Stock provided that (i) at the time of any such repurchase and after giving effect thereto, no Default or Event of Default shall exist or be continuing and (ii) the aggregate amount of such repurchases of Capital Stock shall not exceed $100,000,000 during the term of this Agreement.

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8.07	Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08	Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transfers between Loan Parties, (b) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (c) reasonable compensation (including stock incentives) and reimbursement of expenses of officers and directors, and (d) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09	Burdensome Agreements.

(a)            Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party, or (v) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale or (5) customary non-assignment provisions contained in operating leases and licenses of Property, provided that any such provisions relates only to the Property leased or licensed.

(b)          Enter into or permit to exist any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05, pending the consummation of such sale or (iv) customary non-assignment provisions contained in operating leases and licenses of Property, provided that any such provisions relates only to the Property leased or licensed.

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8.10	Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11	Financial Covenants.

(a)             Consolidated Net Worth. Permit Consolidated Net Worth as of the end of any fiscal quarter of the Borrower to be less than the sum (on a cumulative basis) of (i) 80% of Net Worth as of June 30, 2006 plus (ii) an amount equal to 60% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus (iii) 100% of the proceeds of all Equity Issuances less (iv) the amount of repurchases of Capital Stock of the Borrower to the extent permitted by Section 8.06.

(b)              Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 2.00:1.0.

(c)              Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.50:1.0.

8.12	Amendments and Payments with Respect to Other Indebtedness, Etc.

(a)           Amend or modify any of the terms of any Indebtedness of the Borrower or any Subsidiary if such amendment or modification would (i) add or change any terms in a manner that could reasonably be expected to materially and adversely affect the Lenders, or (ii) shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

(b)          With respect to any Indebtedness of the Borrower or any Subsidiary make (or give any notice with respect thereto) any voluntary or optional principal payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any such Indebtedness.

8.13	Organization Documents; Fiscal Year.

(a)	Amend, modify or change its Organization Documents in a manner adverse to any Lender.

(b)	Change its fiscal year.

8.14	Ownership of Subsidiaries.

Notwithstanding any other provisions of this Credit Agreement to the contrary, the Loan Parties will not (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, except to the extent required by applicable Law to qualify directors with respect to the ownership of Capital Stock of Foreign Subsidiaries, (b) permit any Subsidiary of the Borrower to issue any shares of preferred Capital Stock or (c) create, incur or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower other than Permitted Liens.

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8.15	Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.16	Workers’ Compensation.

Make any material amendments, revisions or changes adverse to the interests of the Borrower or its Subsidiaries in the workers’ compensation plan between the Borrower and AIG or the workers’ compensation plan between the Borrower and CNA without the prior written consent of the Required Lenders.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a)           Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or on any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any commitment fee or other fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)	Specific Covenants.

(i)                 The Loan Parties fail to perform or observe any term, covenant or agreement contained in any of Section 7.05(a), 7.11 or 7.12 or Article VIII; or

(ii)                The Loan Parties fail to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, or 7.10 and such failure continues for five Business Days after the earlier of (i) a Responsible Officer of any Loan Party becoming aware of such failure or (ii) notice thereof to any Loan Party by the Administrative Agent or any Lender;

(c)          Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of (i) a Responsible Officer of any Loan Party becoming aware of such failure or (ii) notice thereof to any Loan Party by the Administrative Agent or any Lender; or

(d)         Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)         Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the applicable grace period, if any, in respect of any Indebtedness or

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Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition beyond the applicable grace period, if any, relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)           Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)         Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)         Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any

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installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)             Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)	Change of Control. There occurs any Change of Control; or

(l)           Material Adverse Change. The occurrence of any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

9.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)         declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated;

(b)        declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)        require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)       exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or ay Lender.

9.03	Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

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First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and (b) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01	Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or

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unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing

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(including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

10.06	Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and

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Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08	No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

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(b)             to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10	Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Loan Parties, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)	no such amendment, waiver or consent shall:

(i)                extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)                postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written

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consent of each Lender entitled to receive such payment or whose Commitment is to be reduced;

(iii)              reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)              change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)               change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi)              release the Borrower, or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby; or

(b)         unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)         unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02	Notices and Other Communications; Facsimile Copies.

(a)           General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications

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expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number, as follows:

(i)                 if to the Borrower or any other Loan Party, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service; (D) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (E) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)          Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

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(d)             Reliance by the Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer and each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03	No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04	Attorney Costs, Expenses and Taxes.

(a)           Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          Indemnification by the Borrower. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the

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documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)            Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor.

(f)           Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any

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settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns.

(a)             Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)             Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that

(i)              except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of Revolving Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

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(ii)             each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned;

(iii)           any assignment of a Revolving Commitment must be approved by the Administrative Agent, the L/C Issuer, and so long as no Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.04 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)             Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)             Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to

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deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of the Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)             Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)              Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)              Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

(h)              Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto. Upon the appointment of a successor L/C Issuer, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

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11.07	Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.08	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.09	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10	Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the L/C Issuer, or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

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11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13	Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.03, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)             in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)	such assignment does not conflict with applicable Laws; and

(e)           in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-

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Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14	Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (each of the Administrative Agent, the Lenders and the L/C Issuer agrees to provide notice of any such requirement to the Borrower and, to the extent reasonably requested by the Borrower, cooperate with the Borrower and its Subsidiaries if the Borrower or any of its Subsidiaries seeks to have such Information subject to a protective order); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the each of the Administrative Agent, the Lenders and the L/C Issuer on a nonconfidential basis from a source other than the Loan Parties; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about the investment portfolio of the Administrative Agent, the L/C Issuer or any of the Lenders or their Affiliates in connection with ratings issued with respect to the such Person. In addition, the each of the Administrative Agent, the Lenders and the L/C Issuer may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the each of the Administrative Agent, the Lenders and the L/C Issuer in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or its business, other than any such information that is available to the on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary; provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

71

11.15	Governing Law; Jurisdiction; Etc..

(a)          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT, EACH LENDER AND THE L/C ISSUER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)          ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, EACH LENDER AND THE L/C ISSUER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, EACH LENDER AND THE L/C ISSUER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, EACH LENDER AND THE L/C ISSUER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.16	Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.17	U.S. Patriot Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

11.18 No Advisory or Fiduciary Responsibility.

72

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and BAS, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and BAS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor BAS has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or BAS has advised or is currently advising any of the Loan Parties or any of their respective Affiliates on other matters) and neither the Administrative Agent nor BAS has any obligation to any of the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and BAS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor BAS has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and BAS have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or BAS with respect to any breach or alleged breach of agency or fiduciary duty with respect to this Agreement, any other Loan Document and the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

73

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	GEVITY HR, INC.,
a Florida corporation

By: /s/ Erik Vonk
Name: Erik Vonk
Title: Chief Executive Officer

GUARANTORS:	GEVITY HR, L.P.,
a Delaware limited partnership

GEVITY HR II, L.P.,

a Delaware limited partnership

GEVITY HR III, L.P.,

a Delaware limited partnership

GEVITY HR IV, L.P.,

a Delaware limited partnership

GEVITY HR V, L.P.,

a Delaware limited partnership

GEVITY HR VI, L.P.,

a Delaware limited partnership

GEVITY HR VII, L.P.,

a Delaware limited partnership

GEVITY HR VIII, L.P.,

a Delaware limited partnership

GEVITY HR IX, L.P.,

a Delaware limited partnership
GEVITY HR X, L.P.,
a Delaware limited partnership

By:	Staff Leasing, LLC its General Partner

By:	/s/ Erik Vonk
Name:	Erik Vonk
Title:	Chief Executive Officer

GEVITY HR XI, LLC,

a New Mexico limited liability company

By: /s/	Erik Vonk
Name: Erik Vonk
Title: Chief Executive Officer

                                                                                                      74

GEVITY HR XII Corp.,

a Florida corporation

By: /s/ Erik Vonk
Name: Erik Vonk
Title: Chief Executive Officer

GEVITY XIV, LLC,

a Delaware limited liability company

By: /s/ Erik Vonk
Name: Erik Vonk
Title: Chief Executive Officer

STAFF LEASING, LLC,

a Delaware limited liability company

By: /s/ Erik Vonk
Name: Erik Vonk
Title: Chief Executive Officer

GEVITY INSURANCE AGENCY, INC.,

a Delaware corporation

By: /s/ Peter C. Grabowski, Jr.
Name: Peter C. Grabowski, Jr.
Title: President

                                                                                                       75

ADMINISTRATIVE

AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Cameron S. Cardozo

Name:   Cameron S. Cardozo

Title:     Senior Vice President

LENDER:	BANK OF AMERICA, N.A.,
as a Lender and L/C Issuer

                                                 By:         /s/ Cameron S. Cardozo

 Name:    Cameron S. Cardozo

                                                                 Title:      Senior Vice President

                                                                                                     76

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage
Bank of America, N.A.	$50,000,000.00	100.000000000%

Total	$50,000,000.00	100.000000000%

                                                                                                      77

Schedule 6.13

SUBSIDIARIES

The following is a complete and accurate list as of the Closing Date of each Subsidiary of the Borrower:

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION	GEVITY’S OWNERSHIP
Gevity HR, L.P.	Delaware	LIMITED PARTNER is Gevity and GENERAL PARTNER is Staff Leasing, LLC of which Gevity is the sole member
Gevity HR II, L.P.	Delaware	LIMITED PARTNER is Gevity and GENERAL PARTNER is Staff Leasing, LLC of which Gevity is the sole member
Gevity HR III, L.P.	Delaware	LIMITED PARTNER is Gevity and GENERAL PARTNER is Staff Leasing, LLC of which Gevity is the sole member
Gevity HR IV, L.P.	Delaware	LIMITED PARTNER is Gevity and GENERAL PARTNER is Staff Leasing, LLC of which Gevity is the sole member
Gevity HR V, L.P.	Delaware	LIMITED PARTNER is Gevity and GENERAL PARTNER is Staff Leasing, LLC of which Gevity is the sole member
Gevity HR VI, L.P.	Delaware	LIMITED PARTNER is Gevity and GENERAL PARTNER is Staff Leasing, LLC of which Gevity is the sole member
Gevity HR VII, L.P.	Delaware	LIMITED PARTNER is Gevity and GENERAL PARTNER is Staff Leasing, LLC of which Gevity is the sole member
Gevity HR VIII, L.P.	Delaware	LIMITED PARTNER is Gevity and GENERAL PARTNER is Staff Leasing, LLC of which Gevity is the sole member
Gevity HR IX, L.P.	Delaware	LIMITED PARTNER is Gevity and GENERAL PARTNER is Staff Leasing, LLC of which Gevity is the sole member
Gevity HR X, L.P.	Delaware	LIMITED PARTNER is Gevity and GENERAL PARTNER is Staff Leasing, LLC of which Gevity is the sole member
Gevity HR XI, LLC	New Mexico	Gevity is the sole member
Gevity HR XII Corp.	Florida	Gevity is the sole owner
Gevity XIV, LLC	Delaware	Gevity is the sole member
Staff Leasing, LLC	Delaware	Gevity is the sole member
Concorda Insurance Company Limited	Bermuda	Gevity is the sole owner
Gevity Insurance Agency, Inc.	Delaware	Gevity is the sole owner

Note: “Gevity” is Gevity HR, Inc.

                                                                                                 78

Schedule 6.19

LEGAL NAME

LOAN PARTY	JURISDICTION OF INCORPORATION
Gevity HR, Inc.	Florida
Gevity HR, L.P.	Delaware
Gevity HR II, L.P.	Delaware
Gevity HR III, L.P.	Delaware
Gevity HR IV, L.P.	Delaware
Gevity HR V, L.P.	Delaware
Gevity HR VI, L.P.	Delaware
Gevity HR VII, L.P.	Delaware
Gevity HR VIII, L.P.	Delaware
Gevity HR IX, L.P.	Delaware
Gevity HR X, L.P.	Delaware
Gevity HR XI, LLC	New Mexico
Gevity HR XII Corp.	Florida
Gevity XIV, LLC	Delaware
Staff Leasing, LLC	Delaware
Gevity Insurance Agency, Inc.	Delaware

                                                                                                 79

Schedule 8.01

LIENS EXISTING ON THE CLOSING DATE

There are no liens existing on the closing date.

                                                                                                   80

Schedule 8.02

INVESTMENTS EXISTING ON THE CLOSING DATE

None

                                                                                                   81

Schedule 8.03

INDEBTEDNESS EXISTING ON THE CLOSING DATE

There is no indebtedness existing on the closing date.

                                                                                                  82

Schedule 11.02

CERTAIN ADDRESSES FOR NOTICES

Notices to the Loan Parties shall be made to:

Gevity HR, Inc.

9000 Town Center Parkway

Bradenton, Florida 34202

Attention:	Peter Grabowski, Chief Financial Officer
Telephone:	(941) 741-4757
Facsimile:	(941) 741-4412

With a copy to:

Gevity HR, Inc.

9000 Town Center Parkway

Bradenton, Florida 34202

Attention:	Edwin Hightower, General Counsel
Telephone:	(941) 741-4616
Facsimile:	(941) 741-4651

Notices to the Administrative Agent and the L/C Issuer shall be made to:

Bank of America, N.A.

101 East Kennedy Blvd., Suite 500

Tampa, Florida 33602

Attention:	Cameron Cardozo
Telephone:	(813) 225-8545
Facsimile:	(813) 225-8575

                                                                                                 83

Exhibit A

FORM OF LOAN NOTICE

Date:	__________, 20__

To:	Bank of America, N.A., as Administrative Agent

Re:

Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of August 30, 2006 among Gevity HR, Inc., a Florida corporation, as borrower (the “Borrower”), the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent and the Lenders from time to time party thereto

Ladies and Gentlemen:

Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement. The undersigned Borrower hereby requests a borrowing of Revolving Loans as follows:

1.	On __________, 20__ (which is a Business Day).

2.	In the amount of $_____.

3.	Loan Number: _____.

4.	DDA Number (for Loan proceeds to be deposited): _____.

The undersigned Borrower hereby represents and warrants that (i) this request complies with the requirements of the proviso to the first sentence of Section 2.01 of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of the requested borrowing.

GEVITY HR, INC.,

a Florida corporation

By:_______________________

Name:

Title:

                                                                                                  84

Exhibit B

FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, GEVITY HR, INC., a Florida corporation (the “Borrower”), hereby promises to pay to ________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of August 30, 2006 among the Borrower, the Guarantors from time to party thereto, Bank of America, N.A., as Administrative Agent and the Lenders from time to time party thereto. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is the Revolving Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GEVITY HR, INC.,

a Florida corporation

By:______________________

Name:

Title:

                                                                                              85

Exhibit C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _________, 20__

To:	Bank of America, N.A., as Administrative Agent

Re:

Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of August 30, 2006 among Gevity HR, Inc., a Florida corporation, as borrower (the “Borrower”), the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent and the Lenders from time to time party thereto

Ladies and Gentlemen:

Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement. The undersigned, [insert name], [insert office] of the Borrower, hereby certifies that [he/she] is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2.  The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.  A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it.]

[or:]

                                                                                                    86

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.  The representations and warranties of the Loan Parties contained in the Credit Agreement, any other Loan Document or any other certificate or document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

5.  The financial covenant calculations set forth on Schedule 2 hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, 200__.

GEVITY HR, INC.,

a Florida corporation

By:____________________

Name:

Title:

                                                                                                  87

Schedule 2

Financial Covenant Calculations

Section 8.11(a) – Consolidated Net Worth

Section 8.11(b) – Consolidated Leverage Ratio

Section 8.11(c) – Consolidated Fixed Charge Coverage Ratio

                                                                                                   88

Exhibit D

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of __________, 20__ is by and between __________, a __________ (the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of August 30, 2006 among the Borrower, the Guarantors from time to party thereto, Bank of America, N.A., as Administrative Agent and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Lender:

1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.    The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

3.    The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

4.    This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                                                                                          89

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:________________________
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:______________________

Name:

Title:

                                                                                                 90

Exhibit E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement identified below (including, without limitation, the Letters of Credit and the Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.             Assignor:                              __________________________________

2.	Assignee: __________________________________	[and is an
Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Gevity HR, Inc., a Florida corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the

Credit Agreement

5. Credit Agreement:

Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of August 30, 2006 among the Borrower, the Guarantors from time to time party thereto, the Administrative Agent and the Lenders from time to time party thereto

                                                                                                   91

6.	Assigned Interest:

Aggregate Amount of Revolving Commitment/Loans for all Lenders	Amount of Revolving Commitment/Loans Assigned[1]	Percentage Assigned of Revolving Commitment/Loans[2]

7.	Trade Date:	__________________

8.	Effective Date:	__________________

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:___________________

Name:

Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:_________________

Name:

Title:

_________________________

1Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

                                                                                              92

[Consented to and]3 Accepted:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:__________________________

Name:

Title:

Consented to:

GEVITY HR, INC.,

a Florida corporation

By:__________________________

Name:

Title:

[Consented to:] 4

BANK OF AMERICA, N.A.,

as L/C Issuer

By:__________________________

Name:

Title:

_________________________

3To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1.	Representations and Warranties.

1.1.              Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.              Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Florida.

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